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                                                                     Exhibit 4.2

                         NORTHWEST BIOTHERAPEUTICS, INC.

                          STOCKHOLDER RIGHTS AGREEMENT

     THIS STOCKHOLDER RIGHTS AGREEMENT is dated as of February 26, 2002 (this "Rights Agreement"), and is between Northwest Biotherapeutics, Inc., a Delaware corporation ("NWBio") and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent ("Rights Agent").

     NWBio's Board of Directors has authorized and declared a dividend of one Right (as hereinafter defined) for each share of Common Stock, $0.001 par value, of NWBio (the "Common Stock") outstanding at the Close of Business (as hereinafter defined) on March 4, 2002 (the "Record Date") and has authorized the issuance of one Right (as such number may hereafter be adjusted pursuant to the provisions of this Rights Agreement) with respect to each share of Common Stock that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date or the Expiration Date (as such terms are hereinafter defined); provided, however, that Rights may be issued with respect to shares of Common Stock that shall become outstanding after the Distribution Date and prior to the earlier of the Redemption Date or the Expiration Date in accordance with the provisions of Section 23. Each Right shall initially represent the right to purchase one (1) Common Share.

     Accordingly, in consideration of the premises and the mutual agreements set forth in this Rights Agreement, NWBio and Rights Agent hereby agree as follows:

1. DEFINITIONS. The following terms, as used herein, have the following meanings:

     "Acquiring Person" shall mean any Person which, alone or together with all Affiliates and Associates of such Person, shall become, after the date hereof, the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include (a) NWBio, any Subsidiary of NWBio, any employee benefit plan of NWBio or any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan or (b) any such Person who has become such a Beneficial Owner solely because (i) of a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (ii) it acquired Beneficial Ownership in the good-faith belief that such acquisition would not
(y) cause such Beneficial Ownership to exceed 15% of the Common Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of NWBio that are inaccurate or out-of-date or (z) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur. Notwithstanding clause (b) of the prior sentence, if any Person that is not an Acquiring Person due to such clause (b) does not reduce its percentage of Beneficial Ownership of Common Shares to below 15% by the Close of Business on the tenth Business day after notice from NWBio (the date of notice being the first day) that such Person's Beneficial Ownership of Common Stock so exceeds 15%, such Person shall, at the end of such ten Business Day period, become an Acquiring Person (and such clause
(b) shall no


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longer apply to such Person). For purposes of this definition, the determination of whether any Person acted in "good faith" shall be conclusively determined by NWBio's Board of Directors.

     "Affiliate" and "Associate" when used with reference to any Person, shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Rights Agreement.

     A Person shall be deemed the "Beneficial Owner" of and shall be deemed to "beneficially own" and shall be deemed to have "Beneficial Ownership" of, any securities:

          (a) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire within 60 days of such time pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise); provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for payment or exchange;

          (b) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of, or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subparagraph (b) as a result of an agreement, arrangement or understanding to vote such security
     (1) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder, or (2) made in connection with, or pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder, or (3) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the applicable rules and regulations thereunder, whether or not such agreement, arrangement or understanding described in clause (1) or (2) above is also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

          (c) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliates or Associates thereof) with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (1) to subparagraph (b) of this definition) or disposing of any voting securities of NWBio; provided, however, that nothing in this definition shall cause a person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such person's participation


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     in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

     "Book Value," when used with reference to Common Shares issued by any Person, shall mean the amount of such Person's equity applicable to each Common Share, determined (a) in accordance with generally accepted accounting principles in effect on the date as of which such Book Value is to be determined, (b) using all the consolidated assets and all the consolidated liabilities of such Person on the date as of which Book Value is to be determined, except that no value shall be included in such assets for goodwill arising from consummation of a business combination, and (c) after giving effect to (i) the exercise of all rights, options and warrants to purchase such Common Shares (other than the Rights), and the conversion of all securities convertible into such Common Shares, at an exercise or conversion price, per Common Share, that is less than such Book Value before giving effect to such exercise or conversion (whether or not exercisability or convertibility is conditioned upon the occurrence of a future event), (ii) all dividends and other distributions on the capital stock of such Person declared prior to the date as of which such Book Value is to be determined and to be paid or made after such date, and (iii) any other agreement, arrangement or understanding (written or oral), or transaction or any other action prior to the date as of which such Book Value is to be determined that would have the effect of thereafter reducing such Book Value.

     "Business Combination" shall have the meaning set forth in Section
11(c)(i).

     "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Seattle, Washington, are authorized or obligated by law or executive order to close.

     "Close of Business" on any given date shall mean 5:00 p.m., Seattle, Washington time, on such date; provided, however, that if such date is not a Business Day, "Close of Business" shall mean 5:00 p.m., Seattle, Washington time, on the next succeeding Business Day.

     "Common Shares," when used with reference to NWBio prior to a Business Combination, shall mean the shares of Common Stock of NWBio, $0.001 par value, or any other shares of capital stock of NWBio into which the Common Stock shall be reclassified or changed. "Common Shares," when used with reference to any Person (other than NWBio prior to a Business Combination), shall mean shares of capital stock of such Person (if such Person is a corporation) of any class or series, or units of equity interests in such Person (if such Person is not a corporation) of any class or series, the terms of which do not limit (as a maximum and not merely in proportional terms) the amount of dividends or income as payable or distributable on such class or series or the amount of assets distributable on such class or series upon any voluntary or involuntary liquidation, dissolution or winding up of such Person and do not provide that such class or series is subject to redemption at the option of such Person, or any shares of capital stock or units of equity interests into which the foregoing shall be reclassified or changed; provided, however, that, if at any time there shall be more than one such class or series of capital stock or equity interests of such Person, "Common Shares" of such Person shall include all such classes and series substantially in the proportion of the total number of shares or other units of each such class or series outstanding at such time.


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     "Common Stock" shall have the meaning set forth in the introductory paragraph of this Rights Agreement.

     The term "control" with respect to any person shall mean the power to direct the management or policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

     "Director" shall mean a member of the Board of Directors of NWBio, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a nominee or representative of an Acquiring Person or of any such Affiliate or Associate, while such Person is a member of the Board.

     "Distribution Date" shall have the meaning set forth in Section 3(b).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as in effect on the date in question, unless otherwise specifically provided in this Rights Agreement.

     "Exchange Consideration" shall have the meaning set forth in Section 11(b)(i).

     "Expiration Date" shall have the meaning set forth in Section 7(a).

     "Fully Diluted Basis" shall mean that, for purpose of calculating any Person's percentage ownership of the Common Stock, except as described below, all outstanding options or warrants to acquire Common Stock, or securities convertible or exchangeable into Common Stock, shall be assumed to be exercised, converted and exchanged into the shares of Common Stock into which they, pursuant to their terms, may then or thereafter upon the passage of time be exercised, converted or exchanged. For purposes of determining the aggregate shares of outstanding Common Stock, unexercised stock options issued to employees or directors for compensatory purposes pursuant to an employee stock option or other stock incentive plan approved by a majority of the Directors of NWBio shall not be deemed to have been exercised except that for purposes of determining the aggregate shares of Common Stock held by such Person, all such stock options held by such Person shall be deemed to be exercised.

     "Group" shall mean any Group, as defined by Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

     "Involuntary Acquisition" shall mean, with respect to any Person, the purchase or acquisition of beneficial ownership of Common Stock by such Person as a result of any stock split, dividend, distribution, rights offering by NWBio or any Subsidiary of NWBio, recapitalization of NWBio, reclassification or other change in the terms of the Securities held by such Person, adjustment in the conversion or exchange ratio of any convertible or exchangeable


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security or exercise, conversion or exchange of any option, right, warrant or convertible or exchangeable security held by such Person.

     "Major Part," when used with reference to the assets of NWBio and its Subsidiaries as of any date, shall mean assets (a) having a fair market value aggregating 50% or more of the total fair market value of all the assets of NWBio and its subsidiaries (taken as a whole) as of the date in question, (b) accounting for 50% or more of the total value (net of depreciation and amortization) of all the assets of NWBio and its Subsidiaries (taken as a whole) as would be shown on a consolidated or combined balance sheet of NWBio and its Subsidiaries as of the date in question, prepared in accordance with generally accepted accounting principles then in effect, or (c) accounting for 50% or more of the total amount of net income or revenues of NWBio and its Subsidiaries (taken as a whole) as would be shown on a consolidated or combined statement of income of NWBio and its Subsidiaries for the period of 12 months ending on the last day of NWBio's monthly accounting period next preceding the date in question, prepared in accordance with generally accepted accounting principles then in effect.

     "Market Value," when used with reference to Common Shares on any date, shall mean the average of the daily closing prices, per share, of such Common Shares for the period that is the shorter of (a) 30 consecutive Trading Days immediately prior to the date in question and (b) the number of consecutive Trading Days beginning on the Trading Day immediately after the date of the first public announcement of the event requiring a determination of the Market Value and ending on the Trading Day immediately prior to the record date of such event; provided, however, that, in the event that the Market Value of such Common Shares is to be determined in whole or in part during a period following the announcement by the issuer of such Common Shares of any action of the type described in Section 12(a) that would require an adjustment thereunder, then, and in each such case, the Market Value of such Common Shares shall be appropriately adjusted to reflect the effect of such action on the market price of such Common Shares. The closing price for each Trading Day shall be the closing price quoted on the New York Stock Exchange, or, if such securities are not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act (or any recognized foreign stock exchange) on which such securities are listed or, if such securities are not listed on any exchange, the average of the closing bid and ask quotations with respect to a share of such securities on the Nasdaq Stock Market or such other system then in use or, if no such quotations are available, the average of the closing bid and ask price as furnished by a professional market maker making a market in such securities selected by NWBio's Board of Directors. If, on any such Trading Day, no market maker is making a market in such securities, the closing price of such securities on such Trading Day shall be deemed to be the fair value of such securities as determined in good faith by NWBio's Board of Directors (whose determination shall be described in a statement filed with Rights Agent and shall be binding on Rights Agent, the holders of Rights and all other Persons).

     "NWBio" shall have the meaning set forth in the introductory paragraph of this Rights Agreement; provided, however, that if there is a Business Combination, "NWBio" shall have the meaning set forth in Section 11(c)(iii).


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     "Permitted Offer: shall mean (i) a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the Directors who are not officers or employees of NWBio, after receiving advice from one or more investment banking firms, to be (a) at a price and on terms that are fair to and in the best interests of NWBio's stockholders (taking into account all factors that such members of the Board deem relevant including, without limitation, prices that could reasonably be achieved if NWBio or its assets were sold in an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of NWBio and its stockholders, or (ii) a tender offer or exchange offer resulting in acceptance by stockholders holding, in the aggregate, 90% or more of the outstanding Common Stock (other than shares beneficially owned by the Acquiring Person, by its Affiliate and by officers and directors of NWBio).

     "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

     "Principal Party" shall mean the Surviving Person in a Business Combination; provided, however, that, if such Surviving Person is a direct or indirect Subsidiary of any other Person, "Principal Party" shall mean the Person which is the ultimate parent of such Surviving Person and which is not itself a Subsidiary of another Person. In the event ultimate control of such Surviving Person is shared by two or more Persons, "Principal Party" shall mean that Person which is immediately controlled by such two or more Persons.

     "Purchase Price" with respect to each Right shall mean $19.25, subject to adjustment as provided herein, and shall be payable in lawful money of the United States of America. All references herein to the Purchase Price shall mean the Purchase Price as in effect at the time in question.

     "Record Date" shall have the meaning set forth in the introductory paragraph of this Rights Agreement.

     "Redemption Date" shall have the meaning set forth in Section 24(a).

     "Redemption Price" with respect to each Right shall mean $0.0001, as such amount may from time to time be adjusted in accordance with Section 12. All references in this Rights Agreement to the Redemption Price shall mean the Redemption Price as in effect at the time in question.

     "Registered Common Shares" shall mean Common Shares that are, as of the date of consummation of a Business Combination, and have continuously been for the 12 months immediately preceding such date, registered under Section 12 of the Exchange Act.

     "Right Certificate" shall mean a certificate evidencing a Right in substantially the form attached to this Rights Agreement as Exhibit A.

     "Right" shall mean the right to purchase Common Shares (or other securities) as provided in this Rights Agreement.


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     "Securities Act" shall mean the Securities Act of 1933, as in effect on the date in question, unless otherwise specifically provided in this Rights
Agreement.

     "Subsidiary" shall mean a Person, at least a majority of the total outstanding voting power being the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors of such Person (if such Person is a corporation) of which is owned, directly or indirectly, by another Person or by one or more other subsidiaries of such other Person or by one or more other Subsidiaries of such other Person.

     "Surviving Person" shall mean (a) the Person which is the continuing or surviving Person in a consolidation or merger specified in Section 11(c)(i)(A) or 11(c)(i)(B) or (b) the Person to which the Major Part of the assets of NWBio and its Subsidiaries is sold, leased, exchanged or otherwise transferred or disposed of in a transaction specified in Section 11(c)(i)(C); provided, however, that if the Major Part of the assets of the Person and its subsidiaries is sold, leased, exchanged or otherwise transferred or disposed of in one or more related transactions specified in Section 11(c)(i)(C) to more than one Person, the "Surviving Person" in such case shall mean the Person that acquired assets of NWBio and/or its Subsidiaries with the greatest fair market value in such transaction or transactions.

     "Trading Day" shall mean a day on which the principal national securities exchange (or principal recognized foreign stock exchange, as the case may be) on which any securities or Rights, as the case may be, are listed or admitted to trading is open for the transaction of business or, if the securities or Rights in question are not listed or admitted to trading on any national securities exchange (or recognized foreign stock exchange, as the case may be), a Business Day.

2. APPOINTMENT OF RIGHTS AGENT. NWBio hereby appoints Rights Agent to act as agent for NWBio in accordance with the terms and conditions of this Rights Agreement, and Rights Agent hereby accepts such appointment. NWBio may from time to time appoint one or more co-Rights Agents as it may deem necessary or desirable. In the event NWBio appoints one or more co-Rights Agents, the respective duties of Rights Agent and any co-Rights Agents shall be as NWBio shall determine. The Rights Agent shall have no duty to supervise, and in no event shall be liable for, the acts or omissions of any such co-Rights Agent.

3.   ISSUE OF RIGHTS AND RIGHT CERTIFICATES.

     (a) One Right shall be associated with each Common Share outstanding on the Record Date, each additional Common Share that shall become outstanding between the Record Date and the earliest Distribution Date, the Redemption Date and the Expiration Date, and each additional Common Share with which Rights are issued after the Distribution Date but prior to the earlier of the Redemption Date and the Expiration Date as provided in Section 23; provided, however, that if the number of outstanding Rights are combined into a smaller number of outstanding Rights pursuant to Section 12(a), the appropriate fractional right determined pursuant to such Section shall thereafter be associated with each Common Share.


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     (b) Until the earlier of (i) the Close of Business on the tenth Business
Day after the date that NWBio learns that a Person has become an Acquiring Person and (ii) the Close of Business on such date, if any, as may be designated by NWBio's Board of Directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer by any Person (other than NWBio, any Subsidiary of NWBio, any employee benefit plan of NWBio or any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan) for outstanding Common Shares, if upon consummation of such tender or exchange offer such Person could be the Beneficial Owner of 15% or more of the outstanding Common Shares (the Close of Business on the earlier of the dates set forth in (i) and (ii) being the "Distribution Date"), (y) the Rights will be evidenced by the certificates for Common Shares registered in the names of the holders thereof and not be separate Right Certificates and (z) the Rights, including the right to receive Right Certificates, will be transferable only in connection with the transfer of the Common Shares. As soon as practicable after the Distribution Date and receipt by Rights Agent of a list of stockholders of Common Shares, Rights Agent will send, by first-class, postage-prepaid mail, to each record holder of Common Shares as of the Distribution Date, at the address of such holder shown on the records of NWBio, a Right Certificate evidencing one whole Right for each Common Share (or for the number of Common Shares with which one whole Right is then associated if the number of Rights per Common Share held by such record holder has been adjusted in accordance with the provisions of Section 3(a)). If the number of Rights associated with each Common Share has been adjusted in accordance with the provisions of Section 3(a), at the time of distributing the Right Certificates, NWBio may make any necessary and appropriate rounding adjustments so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Right in accordance with
Section 15(a). As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

     (c) With respect to any certificate for Common Shares, until the earliest of the Distribution Date, the Redemption Date and the Expiration Date, the Rights associated with the Common Shares represented by any such certificate shall be evidenced by the certificate alone, the registered holders of the associated Rights and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby.

     (d) Certificates issued for Common Shares after the Record Date (including, without limitation, upon transfer or exchange of outstanding Common Shares), but prior to the earliest of the Distribution Date, the Redemption Date and the Expiration Date, shall have printed on, written on or otherwise affixed to them the following legend:

          This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Northwest Biotherapeutics, Inc. Stockholder Rights Agreement dated as of February 26, 2002, as it may be amended from time to time (the "Rights Agreement"), between Northwest Biotherapeutics, Inc. ("Northwest Biotherapeutics") and Mellon Investor Services LLC, as Rights Agent (or between Northwest Biotherapeutics and any successor Rights Agent under the Rights Agreement), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of


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     Northwest Biotherapeutics. Under certain circumstances, as set forth in the
     Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Northwest Biotherapeutics will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Rights beneficially owned by Acquiring Persons or their Affiliates or Associates (as such terms are defined in the Rights
     Agreement) and by any subsequent holder of such Rights are null and void and nontransferable.

Notwithstanding the requirements of this paragraph (d), the omission of a legend shall not affect the enforceability of any part of this Rights Agreement or the rights of any holder of Rights.

4. FORM OF RIGHT CERTIFICATES. The Right Certificates (and the form of election to purchase and form of assignment to be printed on the reverse side thereof) shall be in substantially the form set forth as Exhibit A and may have such marks or identification or designation and such legends, summaries or endorsements printed thereon as NWBio may deem appropriate, which do not affect the rights, duties or responsibilities of Rights Agent and as are not inconsistent with the provisions of this Rights Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the provisions of Sections 7, 11 and 23, the Right Certificates, whenever issued, shall be dated as of the Distribution Date, and on their face shall entitle the holders thereof to purchase such number of Common Shares as shall be set forth therein for the Purchase Price set forth therein.

5.   EXECUTION, COUNTERSIGNATURE AND REGISTRATION.

     (a) The Right Certificates shall be executed on behalf of NWBio by the Chairman and President, the Chief Financial Officer or an Executive Vice President of NWBio, either manually or by facsimile signature. The Right Certificates shall be manually countersigned by Rights Agent and shall not be valid or obligatory for any purpose unless so countersigned. In case any officer of NWBio who shall have signed any of the Right Certificates shall cease to be such an officer of NWBio before countersignature by Rights Agent and issuance and delivery by NWBio, such Right Certificates may nevertheless be countersigned by Rights Agent and issued and delivered by NWBio with the same force and effect as though the person who signed the Right Certificate had not ceased to be such an officer of NWBio; and any Right Certificate may be signed on behalf of NWBio by any person who, at the actual date of execution of such Right Certificate, shall be a proper officer of NWBio to sign such Right Certificate, although at the date of execution of this Rights Agreement any such person was not an officer of NWBio.

     (b) Following the Distribution Date and receipt by Rights Agent of all relevant information, Rights Agent will keep or cause to be kept, at its office designated for such purpose, books for registration and transfer of the Right Certificates issued under this Rights Agreement. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced by each Right Certificate, the certificate number of each Right Certificate and the date of each Right Certificate.


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6.   TRANSFER, SPLIT-UP, COMBINATION AND EXCHANGE OF RIGHT CERTIFICATES; LOST,
     STOLEN, DESTROYED OR MUTILATED RIGHT CERTIFICATES; UNCERTIFICATED RIGHTS.

     (a) Subject to the provisions of Sections 7(e) and 15, at any time after the Distribution Date, and at or prior to the Close of Business on the earlier of the Redemption Date and the Expiration, any Right Certificate or Right Certificates may be transferred, spilt-up, combined or exchanged for another Right Certificate or Right Certificates representing, in the aggregate, the same number of rights as the Right Certificate or Right Certificates surrendered then represented. Any registered holder desiring to transfer, split-up, combine or exchange any Right Certificate shall make such request in writing delivered to Rights Agent and shall surrender the Right Certificate or Right Certificates to be transferred, split-up, combined or exchanged at the office of Rights Agent designated for such purpose; provided, however, that neither Rights Agent nor NWBio shall be obligated to take any action whatsoever with respect to the transfer of any Right Certificate surrendered for transfer until the registered holder shall have completed and signed the Right Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as NWBio shall reasonably request. Thereupon, Rights Agent shall, subject to the provisions of Sections 7(e) and 15, countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, so requested. NWBio may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split-up, combination or exchange of Right Certificates. The Rights Agent shall have no duty or obligation under this Section unless and until it is satisfied that all such taxes and/or governmental charges have been paid.

     (b) Upon receipt by NWBio and Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a valid Right Certificate, and in case of loss, theft or destruction, of indemnity or security satisfactory to them, and, at NWBio's request, reimbursement to NWBio and Rights Agent of all reasonable expenses incidental thereto, and upon surrender to Rights Agent and cancellation of the Right Certificate of like tenor, NWBio shall deliver such new Right Certificate to Rights Agent for countersignature and delivery to the registered agent in lieu of the Right Certificate so lost, destroyed or mutilated.

     (c) Notwithstanding any other provision of this Rights Agreement, NWBio and Rights Agent may amend this Rights Agreement to provide for uncertificated Rights in addition to or in place of Rights evidenced by Right Certificates.

7.   EXERCISE OF RIGHTS; EXPIRATION DATE OF RIGHTS.

     (a) Subject to 7(e) and except as otherwise provided in this Rights Agreement (including Section 11), each Right shall entitle the registered holder thereof, upon exercise thereof as provided in this Rights Agreement, to purchase for the Purchase Price, at any time after the Distribution Date and at or prior to the earlier of (i) the Close of Business on February 25, 2012 (the Close of Business on such date being the "Expiration Date"), and (ii) the

Redemption Date, upon payment of the Purchase Price, one Common Share, subject to adjustment from time to time as provided in Sections 11 and 12.

     (b) The registered holder of any Right Certificate may exercise the rights evidenced thereby (except as otherwise provided in this Rights Agreement) in whole or in part at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to Rights Agent at the office of Rights Agent designated for such purpose, together with payment of the Purchase Price for the Common Shares as to which the Rights are exercised, at or prior to the earlier of (i) the Expiration Date and (ii) the Redemption Date.

     (c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for the Common Shares to be purchased together with an amount equal to any applicable transfer tax, in lawful money of the United States of America, in cash, certified check or money order payable to the order of NWBio, equal to the Purchase Price of the Rights the holder elects to exercise, Rights Agent shall thereupon (i) either (A) promptly request from any transfer agent of the Common Shares (or make available if Rights Agent is the transfer agent) certificates for the number of Common Shares to be purchased and NWBio hereby irrevocably authorizes its transfer agent to comply with all such requests or
(B) if NWBio shall have elected to deposit the Common Shares with a depositary agent under a depositary arrangement, promptly request from the depositary agent depositary receipts representing the number of Common Shares to be purchased (in which case certificates for the Common Shares to be represented by such receipts shall be deposited by the transfer agent with the depositary agent) and NWBio will direct the depositary agent to comply with all such requests, (ii) when appropriate, promptly request from NWBio the amount of cash to be paid in lieu of the issuance of fractional shares in accordance with Section 15, (iii) promptly after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder, and (iv) when appropriate, after receipt, promptly deliver such cash to or upon the order of the registered holder of such Right Certificate.

     (d) In case the registered holder of any Right Certificate shall exercise fewer than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by Rights Agent and delivered to the registered holder of such Right Certificate or to his or her duly authorized assigns, subject to the provisions of Section 6 and
Section 15.

     (e) Notwithstanding anything in this Rights Agreement to the contrary, any Rights that are at any time beneficially owned by an Acquiring Person or any Affiliate or Associate of an Acquiring Person shall be null and void and nontransferable, and any holder of such Right (including any purported transferee or subsequent holder) shall not have any right to exercise or transfer any such Right.

     (f) Notwithstanding anything in this Rights Agreement to the contrary, neither Rights Agent nor NWBio shall be obligated to undertake any action with respect to a registered holder of any Right Certificates upon the occurrence of any purported exercise as set forth in this Section 7, unless such registered holder shall have (i) properly completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such exercise and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as NWBio shall reasonably request.

     (g) NWBio may temporarily suspend, for a period of time not to exceed 90 calendar days after the Distribution Date, the exercisability of the Rights in order to prepare and file a registration statement under the Securities Act, on an appropriate form, with respect to the Common Shares purchasable upon exercise of the Rights and permit such registration statement to become effective, provided, however, that no such suspension shall remain in effect after, and the Rights shall without any further action by NWBio or any other Person become exercisable immediately upon, the effectiveness of such registration statement. Upon any such suspension, NWBio shall issue a public announcement (with prompt written notice thereof to Rights Agent) stating that the exercisability of the Rights has been temporarily suspended and shall issue a further public announcement (with prompt written notice thereof to Rights Agent) at such time as the suspension is no longer in effect. Notwithstanding any provision in this Rights Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction if any requisite qualification under the blue sky or securities laws or such jurisdiction shall not have been obtained or the exercise of the Rights shall not be permitted under applicable law.

8. CANCELLATION AND DESTRUCTION OF RIGHT CERTIFICATES. All Right Certificates surrendered or presented for the purpose of exercise, transfer, split-up, combination or exchange shall, and any Right Certificate surrendered or presented for any purpose that represents Rights that have become null and void and nontransferable pursuant to Section 7(e) shall, if surrendered or presented to NWBio or to any of its agents, be delivered to Rights Agent for cancellation or in canceled form, or if surrendered or presented to Rights Agent, shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by this Rights Agreement. NWBio shall deliver to Rights Agent for cancellation and retirement, and Rights Agent shall so cancel and retire, any Right Certificate purchased or acquired by NWBio. Rights Agent shall deliver all canceled Right Certificates to NWBio, or shall, at NWBio's written request, destroy such canceled Right Certificates, and in such case shall deliver a certificate of destruction thereof to NWBio.

9.   RESERVATION AND AVAILABILITY OF COMMON SHARES.

     (a) NWBio covenants and agrees that it will use its best efforts to reserve that number of authorized and unissued Common Shares that is sufficient to permit the exercise in full of all outstanding Rights.

     (b) In the event that there shall not be sufficient authorized and unissued Common Shares to permit the exercise or exchange of Rights in accordance with
Section 11, NWBio covenants and agrees that, at the Distribution Date, it will use its best efforts to have authorized additional Common Shares for issuance upon the exercise or exchange of Rights pursuant to Section 11.

     (c) NWBio covenants and agrees that it will take all such action as may be necessary to ensure that all Common Shares delivered upon exercise or exchange of Rights shall, at the time of delivery of the certificates for such Common Shares (subject to the payment of the Purchase Price), be duly and validly authorized and issued and fully paid and non-assessable shares.

     (d) So long as the Common Shares issuable upon the exercise or exchange of Rights are to be listed on any national securities exchange or on Nasdaq, NWBio covenants and agrees to use its best efforts to cause, from and after such time as the Rights become exercisable or exchangeable, all Common Shares reserved for such issuance to be listed on such securities exchange or on Nasdaq, upon official notice of issuance upon such exercise or exchange.

     (e) NWBio further covenants and agrees that it will pay when due and payable any and all taxes and governmental charges that may be payable in respect of the issuance and delivery of Right Certificates or of any Common Shares upon the exercise or exchange of Rights. NWBio shall not, however, be required to pay any tax or governmental charge that may be payable in respect of any transfer or delivery of Right Certificates to a Person other than or in respect of the issuance or delivery of certificates for the Common Shares in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or exchange or to issue or deliver any certificates for Common Shares upon the exercise or exchange of any Rights until any such tax shall have been paid (any such tax or charge being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to NWBio's satisfaction that no such tax or charge is due.

10. COMMON SHARES RECORD DATE. Each Person in whose name any certificate for Common Shares is issued upon the exercise or exchange of Rights shall for all purposes be deemed to have become the holder of record of the Common Shares represented thereby on, and such certificate shall be dated, the date on which any Right Certificate evidencing such Rights was duly surrendered and payment of any Purchase Price (and any applicable taxes or charges) was made; provided, however, that if the date of such surrender and payment is a date on which the Common Share transfer books of NWBio are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Common Share transfer books of NWBio are open.

11. CERTAIN ADJUSTMENTS IN RIGHTS; EXCHANGE OF RIGHTS FOR SHARES; BUSINESS COMBINATIONS.

     (a) Upon a Person becoming an Acquiring Person, unless the event causing such Person to become an Acquiring Person is a Permitted Offer, or an event described in Section 11(c), then proper provision shall be made so that each holder of a Right (except as provided in Section 7(e)) shall thereafter have a right to receive, upon exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, such number of Common Shares as shall equal the result obtained by multiplying the Purchase Price by a fraction, the numerator of which is the number of Common Shares for which a Right is then exercisable and the denominator of which is 50% of the Market Value of the Common Shares on the date on which such Person becomes an Acquiring Person. As soon as practicable after a Person becomes an Acquiring Person (provided NWBio shall not have elected to make the exchange permitted by Section 11(b)(i) for all outstanding Rights), NWBio covenants and agrees to use its best efforts to:

          (i) Prepare and file a registration statement under the Securities Act, on an appropriate form, with respect to the Common Shares purchasable upon exercise of the Rights;

          (ii) Cause such registration statement to become effective as soon as practicable after such filing;

          (iii) Cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date; and

          (iv) Qualify or register the Common Shares purchasable upon the exercise of the Rights under blue sky or securities laws of such jurisdictions as may be necessary or appropriate.

     (b) (i) NWBio's Board of Directors may, at its option, at any time after a Person becomes an Acquiring Person, mandatorily exchange all or part of the then-outstanding and exercisable Rights (which shall not include Rights that have become null and void and nontransferable pursuant to the provisions of
Section 7(e)) for consideration per right consisting of one-half of the securities that would be issuable at such time upon the exercise of one Right in accordance with Section 11(a) (the consideration issuable per Right pursuant to this Section 11(b)(i) being the "Exchange Consideration"). If NWBio's Board of Directors elects to exchange all the Rights for the Exchange Consideration pursuant to this Section 11(b)(i) prior to the physical distribution of the Right Certificates, NWBio may distribute the Exchange Consideration in lieu of distributing Right Certificates, in which case for purposes of this Rights Agreement holders of Rights shall be deemed to have simultaneously received and surrendered for exchange Right Certificates on the date of such distribution.

          (ii) Any action of NWBio's Board of Directors ordering the exchange of any Rights pursuant to Section 11(b)(i) shall be irrevocable and, immediately upon the taking of such action and without any further action and without any notice, the right to exercise any such Right pursuant to Section 11(a) shall terminate and the only right thereafter of a holder of such Right shall be to receive the Exchange Consideration in exchange for each such Right held by such holder of, if the Exchange Consideration shall not have been paid, to exercise any such Right pursuant to Section 11(c)(i). NWBio shall promptly give the Rights Agent and public notice, of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. NWBio promptly shall mail a notice of any such exchange to all holders of such Rights at their last addresses as they appear on the registry books of Rights Agent. Any notice that is mailed in the manner provided in this Rights Agreement shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of Rights for the Exchange Consideration will be effected and, in the event of any partial exchange, the number of Rights that will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights that shall have become null and void and nontransferable pursuant to the provisions of Section 7(e)) held by each holder of Rights.

     (c) (i) In the event that, following a Distribution Date, directly or indirectly, any transactions specified in the following clause (A), (B) or (C) of this Section 11(c)(i) (each such transaction being a "Business Combination") shall be consummated:

               (A) NWBio shall consolidate with, or merge with and into, any other Person,

               (B) any Person shall merge with and into NWBio and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for capital stock or other securities of NWBio or any other Person or cash or any other property, or

               (C) NWBio shall sell, lease, exchange or otherwise transfer or dispose of (or one or more of its subsidiaries shall sell, lease, exchange or otherwise transfer or dispose of), in one or more transactions, the Major Part of the assets of NWBio and its Subsidiaries (taken as a whole) to any other Person or Persons, then, in each such case, proper provision shall be made so that each holder of a Right, except as provided in Section 7(e), shall thereafter have the right to receive, upon the exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, the securities specified below (or, at such holder's option, if any Business Combination is consummated at any time after a Person becomes an Acquiring Person, the securities specified in Section 11(a)):

                    (1) If the Principal Party in such Business Combination has Registered Common Shares outstanding, each Right shall thereafter represent the right to receive, upon the exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, such number of Registered Common Shares of such Principal Party, free and clear of all liens, encumbrances or other adverse claims, as shall have an aggregate Market Value equal to the result obtained by multiplying the Purchase Price by a fraction, the numerator of which is the number of Common Shares for which a Right is then exercisable and the denominator of which is 50% of the Market Value of the Registered Common Shares of such Principal Party on the date on which such Principal Party becomes an Acquiring Person, or

                    (2) If the Principal Party in such Business Combination does not have Registered Common Shares outstanding, each Right shall thereafter represent the right to receive, upon the exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, at the election of the holder of such Right at the time of the exercise thereof, any of:

                         (x) such number of Common Shares of the Surviving
Person in such Business Combination as shall have an aggregate Book Value immediately after giving effect to such Business Combination equal to the result obtained by multiplying the Purchase Price by a fraction, the numerator of which is the number of Common Shares for which a Right is then exercisable and the denominator of which is 50% of the Market Value of the

Common shares of such Principal Party on the date such Principal Party becomes an Acquiring Person;

                         (y) such number of Common Shares of the Principal Party
in such Business Combination (if the Principal Party is not also the Surviving Person in such Business Combination) as shall have an aggregate Book Value immediately after giving effect to such Business Combination equal to the result obtained by multiplying the Purchase Price by a fraction, the numerator of which is the number of Common Shares for which a Right is then exercisable and the denominator of which is 50% of the Market Value of the Common shares of such Principal Party on the date such Principal Party becomes an Acquiring Person; or

                         (z) if the Principal Party in such Business Combination
is an Affiliate of one or more Persons which have Registered Common Shares outstanding, such number of Registered Common Shares of whichever of such Affiliates of the Principal Party has Registered Common Shares with the greatest aggregate Market Value on the date of consummation of such Business Combination as shall have an aggregate Market Value on the date of such Business Combination equal to the result obtained by multiplying the Purchase Price by a fraction, the numerator of which is the number of Common Shares for which a Right is then exercisable and the denominator of which is 50% of the Market Value of the Common shares of such Principal Party on the date such Principal Party becomes an Acquiring Person.

          (ii) NWBio shall not consummate any Business Combination unless each issuer of Common Shares for which Rights may be exercised, as set forth in this
Section 11(c), shall have sufficient authorized and unissued Common Shares that have not been reserved for issuance (and that shall, when issued upon exercise thereof in accordance with this Rights Agreement, be validly issued, fully paid and non-assessable and free of preemptive rights, rights of first refusal or other restrictions or limitations on the transfer or ownership thereof) to permit the exercise in full of the Rights in accordance with this Section 11(c) and unless prior thereto:

               (A) a registration statement under the Securities Act, on an appropriate form, with respect to the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights shall be effective under the Securities Act; and

               (B) NWBio and each such issuer shall have:

                    (1) executed and delivered to Rights Agent as a supplemental agreement providing for the assumption by such issuer of the obligations set forth in this Section 11(c) (including the obligation of such issuer to issue Common Shares upon the exercise of Rights in accordance with the terms set forth in Sections 11(c)(i) and 11(c)(iii) and further providing that such issuer, at its own expense, will use its best efforts to:

                         (x) cause a registration statement under the Securities
Act, on an appropriate form, with respect to the Rights and Common Shares of such issuer purchasable upon the exercise of the Rights to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date;

                         (y) qualify or register the Rights and Common Shares of
such issuer purchasable upon exercise of the Rights under the blue sky or securities laws of such jurisdictions as may be necessary or appropriate; and

                         (z) list the Rights and Common Shares of such issuer
purchasable upon the exercise of the Rights on each national securities exchange on which the Common Shares were listed prior to the consummation of the Business Combination or, if the Common Shares were not listed on a national securities exchange prior to the consummation of the Business Combination, on a national securities exchange or on Nasdaq;

                    (2) furnished to Rights Agent a written opinion of independent counsel stating that such supplemental agreement is a valid, binding and enforceable agreement of such issuer; and

                    (3) filed with Rights Agent a certificate of a nationally recognized firm of independent accountants, which Rights Agent may rely conclusively on, setting forth the number of Common Shares of such issuer that may be purchased upon the exercise of each Right after the consummation of such Business Combination.

          (iii) After consummation of any Business Combination and subject to the provisions of Sections 11(c)(ii), (A) each issuer of Common Shares for which Rights may be exercised as set forth in this Section 11(c) shall be liable for, and shall assume, by virtue of such Business Combination, all the obligations and duties of NWBio pursuant to this Rights Agreement, (B) the term "Company" shall thereafter be deemed to refer to such issuer, (C) each such issuer shall take such steps in connection with such consummation as may be necessary to ensure that the provisions of this Rights Agreement (including the Provisions of Section 11(a) and 11(b)) shall thereafter be applicable, as nearly as reasonably may be, in relation to its Common Shares thereafter deliverable upon the exercise of the Rights, and (D) the number of Common Shares of each such issuer thereafter receivable upon exercise of any Right shall be determined in accordance with the provisions of Sections 11(a) and 12(a), and the provisions of Sections 7, 9 and 10 with respect to the Common Shares shall apply, as nearly as reasonably may be, on like terms to any such Common Shares.

     (d) In the event that the number of Common Shares that are authorized by NWBio's Certificate of Incorporation but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights is not sufficient to permit the exercise in full of the Rights in accordance with Section 11, NWBio shall, to the extent permitted by applicable law and regulation, (a) determine the excess of (1) the value of the Common Shares issuable upon the exercise of a Right (computed using the Current Market Price used to determine the number of Common Shares (the "Current Market Value")) over (2) the Purchase Price (such excess is herein referred to as the "Spread"), and (B) with respect to each Right, make adequate provision to substitute for the Common Shares, upon the exercise of the Rights and payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) other equity securities of NWBio, (4) debt securities of NWBio, (5) other assets, or (6) any combination of the foregoing, having an aggregate value equal to the Current Value, where such aggregate value has been determined by the Board of Directors of NWBio based upon the advice of a nationally recognized investment banking firm selected by the Board of Directors of NWBio; provided, however, that if NWBio shall not have made adequate provision to deliver value pursuant to clause (B) above within 30 days following the later of
(x) the first occurrence of the event significant to the Rights specifically and
(y) the date on which NWBio's right of redemption pursuant to Section 24(a) expires (the later of (x) and (y) being referred to herein as the "Trigger Date"), then NWBio shall be obligated to deliver, upon surrender for exercise of a right and without requiring payment of the Purchase Price, Common Shares (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread. If the Board of Directors of NWBio shall determine in good faith that it is likely that sufficient additional Common Shares could be authorized for issuance upon exercise in full of the Rights, the 30-day period set forth above may be extended to the extent necessary, but not more than 90 days after the Trigger Date, in order that NWBio may seek stockholder approval for the authorization of such additional shares (such period, as it may be extended, the "Substitution Period"). To the extent that NWBio determines that some action need be taken pursuant to the first and/or second sentences of this Section 11(d), NWBio (x) shall provide, subject to Section 7(e) hereof, that such action shall apply uniformly to all outstanding Rights, and (y) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek any authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, NWBio shall issue a public announcement (with prompt written notice thereof to Rights Agent) stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement (with prompt written notice thereof to Rights Agent) at such time as the suspension is no longer in effect. For purposes of this Section 11(d), the value of the Common Shares shall be the Current Market Price per share of the Common Shares on the Trigger Date and the value of any Common Share Equivalent shall be deemed to have the same value as the Common Shares on such date.

12.  CERTAIN ADJUSTMENTS.

     (a) To preserve the actual or potential economic value of the Rights, if at any time after the date of this Rights Agreement there shall be any change in the Common Shares whether by reason of stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of securities, split-up, split-off, spin off, liquidation or other similar change in capitalization, any distribution or issuance of cash, assets, evidences of indebtedness or subscription rights, options or warrants to holders of Common Shares, other than the Rights or regular quarterly cash dividends) or otherwise, then, in each such event NWBio's Board of Directors shall make appropriate adjustments in the number of Common Shares (or the number and kind of other securities) issuable upon exercise of each Right, the Purchase Price and Redemption Price in effect at such time and the number of Rights outstanding at such time (including the number of Rights or fractional Rights associated with each Common Share) such that following such adjustment such event shall not have had the effect of reducing or limiting the benefits the holders of the rights would have had absent such event.

     (b) If, as a result of an adjustment made pursuant to Section 12(a), the holder of any Right thereafter exercised shall become entitled to receive any securities other than Common Shares, then the number of such securities so receivable upon exercise of any Right thereafter shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions of Sections 11(a) and 12(a), and the provisions of Sections 8, 9 and 10 with respect to the Common Shares shall apply, as nearly as reasonably as may be, on like terms to any such other securities.

     (c) All Rights originally issued by NWBio subject to any adjustment made in the amount of Common Shares or other securities relating to a Right shall evidence the right to purchase, for the Purchase Price, the adjusted number and kind of securities purchasable from time to time under this Rights Agreement upon exercise of the Rights, all subject to further adjustment as provided in this Rights Agreement.

     (d) Irrespective of any adjustment or change in the Purchase Price or the number of Common Shares or number or kind of other securities issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the terms that were expressed in the initial Right Certificates issued under this Rights Agreement.

     (e) In any case in which action taken pursuant to Section 12(a) requires that an adjustment be made effective as of a record date for a specified event, NWBio may elect to defer (and shall provide Rights Agent prompt written notice of any such election) until the occurrence of such event the issuing to a holder of any Right exercised after such record date the Common Shares and/or other securities, if any, issuable upon such exercise over and above the Common Shares and/or other securities, if any, issuable before giving effect to such adjustment; provided, however, that NWBio shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional securities upon the occurrence of the event requiring such adjustment.

13.  CERTIFICATE OF ADJUSTMENT. Whenever an adjustment is made as provided in
Section 11 or 12, NWBio shall (a) promptly prepare a certificate setting forth such adjustment and file a brief statement of the facts and computations accounting for such adjustments, (b) promptly file with Rights Agent and with each transfer agent for the Common Shares a copy of such certificate, and (c) mail a brief summary thereof to each holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) in accordance with Section 26. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of, any adjustment or any such event unless and until it shall have received such a certificate.

14.  ADDITIONAL COVENANTS.

     (a) NWBio covenants and agrees that, notwithstanding any provision of this Rights Agreement, no adjustment to the number of Common Shares (or fractions of a share) or other securities for which a Right is exercisable or the number of Rights outstanding or associated with each Common Share or any similar or other adjustment shall be made or be effective if such adjustment would have the effect of reducing or limiting the benefits the holders of the Rights would have had absent such adjustment, including, without limitation, the benefits under

Sections 11 and 12, unless the terms of this Rights Agreement are amended so as to preserve such benefits.

     (b) NWBio covenants and agrees that, after the Distribution Date, except as permitted by Section 27, it will not take (or permit any Subsidiary of NWBio to take) any action if at the time such action is taken it is reasonably foreseeable that such action will reduce or otherwise limit the benefits the holders of the Rights would have had absent such action, including, without limitation, the benefits under Sections 11 and 12. Any action taken by NWBio during any period after any Person becomes an Acquiring Person but prior to the Distribution Date shall be null and void unless such action could be taken under this Section 14(b) from and after the Distribution Date.

15.  FRACTIONAL RIGHTS AND FRACTIONAL SHARES.

     (a) NWBio may, but shall not be required to, issue fractions of rights or distribute Right Certificates that evidence fractional Rights. In lieu of such fractional Rights, NWBio may pay to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Right. For purposes of this Section 15(a), the current market value of a whole Right shall be the closing price of the Rights (as determined pursuant to the second and third sentences of the definition of Market Value contained in Section 1) for the Trading Day immediately prior to the date on which such fractional rights would have been otherwise issuable.

     (b) NWBio may, but shall not be required to, issue fractions of Common Shares upon exercise of the Rights or distribute certificates that evidence fractional Common Shares. In lieu of fractional Common Shares, NWBio may elect to (i) utilize a depository arrangement as provided by the terms of the Common Shares or (ii) in the case of a fraction of a Common Share, pay to the registered holders of Right Certificates at the time such Rights are exercised as provided in this Rights Agreement an amount in cash equal to the same fraction of the current market value of one Common Share. For purposes of this
Section 15(b), the current Market Value of a Common Share shall be the closing price of a Common Share (as determined pursuant to the second and third sentences of the definition of Market Value contained in Section 1) for the Trading Day immediately prior to the date of such exercise. If, as a result of an adjustment made pursuant to Section 12(a), the holder of any Right thereafter exercised shall be come entitled to receive any securities other than Common Shares, the provisions of this Section 15(b) shall apply, as nearly as reasonably may be, on like terms to such other securities.

     (c) The holder of Rights, by the acceptance of the Rights, expressly waives his or her right to receive any fractional Rights or any fractional shares upon exercise of a Right, except as provided in this Section 15.

16.  RIGHTS OF ACTION.

     (a) All rights of action in respect of this Rights Agreement, except the rights of action given to Rights Agent under this Rights Agreement, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares), and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares), without consent of Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Shares), may, in his or her own behalf and for his or her own benefit, enforce, and may institute and maintain any suit, action or proceeding against NWBio to enforce, or otherwise act in respect of, his or her right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in the Rights Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach in this Rights Agreement and shall be entitled to specific performance of the obligations of any Person under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Rights Agreement.

     (b) Any holder of Rights who prevails in an action to enforce the provisions of this Rights Agreement shall be entitled to recover the reasonable costs and expenses, including attorneys' fees, incurred in such action.

17.  TRANSFER AND OWNERSHIP OF RIGHTS AND RIGHT CERTIFICATES.

     (a) Prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Common Shares.

     (b) After the Distribution Date, the Right Certificates will be transferable, subject to Section 7(e), only on the registry books of Rights Agent if surrendered at the office of Rights Agent designated for such purpose, duly endorsed or accompanied by a proper instrument of transfer.

     (c) NWBio and Rights Agent may deem and treat the Person in whose name a Right Certificate (or, prior to the Distribution Date, the associated Common Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificate or the associated certificate for Common Shares made by anyone other than NWBio or Rights Agent) for all purposes whatsoever, and neither NWBio nor Rights Agent shall be affected by any notice to the contrary.

18. RIGHT CERTIFICATE HOLDER NOT DEEMED A STOCKHOLDER. No holder, as such, of any Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Common Shares or of any other securities of NWBio that may at any time be issuable upon the exercise of the Rights represented thereby.

19.  CONCERNING RIGHTS AGENT.

     (a) NWBio agrees to pay to Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the preparation, delivery, amendment, administration and execution of this Rights Agreement and the exercise and performance of its duties hereunder. NWBio also agrees to indemnity Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel), incurred without gross negligence or bad faith on the part of Rights Agent (which gross negligence or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), for any action taken, suffered or omitted by Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Rights Agreement. The costs and expenses incurred in enforcing this right of indemnification shall be paid by NWBio. The provisions of this Section 19 and Section 21 below shall survive the termination of this Rights Agreement, the exercise or expiration of the Rights and the resignation or removal of Rights Agent.

     (b) Rights Agent shall be authorized and protected and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with its acceptance and administration of this Rights Agreement and the exercise and performance of its duties hereunder, in reliance upon any Rights Certificate or certificate for the Common Shares or for other securities of NWBio, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 21 hereof.

20.  MERGER OR CONSOLIDATION OR CHANGE OF RIGHTS AGENT.

     (a) Any Person into which Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or stockholder services business of Rights Agent or any successor Rights Agent, shall be the successor to Rights Agent under this Rights Agreement without execution or filing of any paper or any further act on the part of any of the parties to this Rights Agreement, provided, however, that such Person would be ineligible for appointment as a successor Rights Agent under the provisions of Section 22. In case, at the time such successor Rights Agent shall succeed to the agency created by this Rights Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and, in all such cases, such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Agreement.

     (b) In case at any time the name of Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, Rights Agent may adopt the countersignature under its prior name and deliver such Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been so countersigned, Rights Agent may countersign such Right Certificates either in its prior name or in hits changed name; and, in all such cases, such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Agreement.

21. DUTIES OF RIGHTS AGENT. Rights Agent undertakes only the duties and obligations expressly imposed by this Rights Agreement upon the following terms and conditions, by all of which NWBio and the holders of Right Certificates (or, prior to the Distribution Date, of the Common Shares), by their acceptance thereof, shall be bound:

     (a) Rights Agent may consult with legal counsel (who may be legal counsel for NWBio or an employee of Rights Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection to Rights Agent and Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it and in accordance with such advice or opinion.

     (b) Whenever in the performance of its duties under this Rights Agreement Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person) be proved or established by NWBio prior to taking, refraining from taking or suffering any action under this Rights Agreement, such fact or matter (unless other evidence in respect thereof be specifically prescribed in this Rights Agreement) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman and President, the Chief Financial Officer, any Executive Vice President, the Treasurer or the Secretary of NWBio and delivered to Rights Agent, and such certificate shall be full authorization and protection to Rights Agent and Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted in good faith by it under the provisions of this Rights Agreement in reliance upon such certificate.

     (c) Rights Agent shall be liable hereunder to NWBio and any other Person only for its own gross negligence or bad faith (as determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if Rights Agent has been advised of the likelihood of such loss or damage. Any liability of Rights Agent under this Rights Agreement will be limited to the amount of fees paid by NWBio to Rights Agent.

     (d) Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Rights Agreement or in the Right Certificates (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by NWBio only.

     (e) Rights Agent shall not have any liability for or be under any responsibility in respect of the validity of this Rights Agreement or the execution and delivery hereof (except the due execution of this Rights Agreement by Rights Agent) or in respect of the validity or executions of any Right Certificates (except its countersignature thereof); nor shall it be liable or responsible for any breach by NWBio of any covenant or condition contained in this Rights Agreement or in any Right Certificate; nor shall it be liable or responsible for any adjustment required under the provisions of Section 11 or 12 or liable or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice of any such adjustment); nor shall it by any act under this Rights Agreement be deemed to make any representation or warranty as to the authorization or reservation of any Common Shares or other such securities to be issued pursuant to this Rights Agreement or any Right Certificate or as to whether any Common Shares or other securities will, when so issued, be validly authorized and issued, fully paid and non-assessable.

     (f) NWBio agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by Rights Agent for the carrying out or performance by Rights Agent of the provisions of this Rights Agreement.

     (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman and the President, the Chief Financial Officer, any Executive Vice President, the Secretary or the Treasurer of NWBio, and to apply to such officers for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to Rights Agent and Rights Agent shall not be liable for or in respect of any action taken, suffered or omitted by it in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received by any such officer. Any application by Rights Agent for written instructions from NWBio may, at the option of Rights Agent, set forth in writing any action proposed to be taken, suffered or omitted by Rights Agent under this Rights Agreement and the date on and/or after which such action shall be taken or suffered or such omission shall be effective, Rights Agent shall not be liable for any action taken or suffered by, or omission of, Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any officer of NWBio actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), Rights Agent shall have received written instructions in response to such application specifying the action to be taken, suffered or omitted.

     (h) Rights Agent and any stockholder, Affiliate, director, officer or employee of Rights Agent may buy, sell or deal in any of the Rights or other securities of NWBio or become pecuniarily interested in any transaction in which NWBio may be interested, or contract with or lend money to NWBio or otherwise act as fully and freely as though Rights Agent were not Rights Agent under this Rights Agreement. Nothing herein shall preclude Rights Agent or any such stockholder, Affiliate, director, officer or employee from acting in any other capacity for NWBio or for any other Person.

     (i) Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents, and Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to NWBio or any other Person resulting from any such act, default, neglect or misconduct, absent gross negligence or bad faith in the selection and continued employment thereof (each as determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

     (k) No provision of this Rights Agreement shall require Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

22. CHANGE OF RIGHTS AGENT. Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Rights Agreement upon 30-day notice in writing mailed to NWBio and to each transfer agent of the Common Shares by registered or certified mail, and to the holders of the Right Certificates (or, prior to the Distribution Date, of the Common Shares) by first-class mail. NWBio may remove Rights Agent or any successor Rights Agent, upon 30-day notice in writing mailed to Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares by registered or certified mail, and to the holders of the Right Certificates (or, prior to the Distribution Date, of the Common Shares) by first-class mail. If Rights Agent shall resign or be removed or shall otherwise become incapable of acting, NWBio shall appoint a successor to Rights Agent. If NWBio shall fail to make such appointment within a period of 30 days after giving written notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) (who shall, with such notice, submit his or her Right Certificate or, prior to the Distribution Date, the certificate representing his or her Distribution Date, for inspection by NWBio), then the registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares) may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by NWBio or by such a court, shall be a Person in good standing organized and doing business under the laws of the United States, which is authorized under such laws to exercise stock transfer or stockholder services powers and is subject to supervision or examination by federal or state authority, which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; provided, however, that the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it under this Rights Agreement, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, NWBio shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates (or, prior to the Distribution Date, of the Common Shares). Failure to give any notice provided for in this Section 22, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of Rights Agent or the appointment of the successor Rights Agent, as the case may be.

23. ISSUANCE OF ADDITIONAL RIGHTS AND RIGHT CERTIFICATES. Notwithstanding the provisions of this Rights Agreement or of the Rights to the contrary, NWBio may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change made in accordance with the provisions of this Rights Agreement. In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the earlier of the Redemption Date and the Expiration Date, NWBio (a) shall issue, with respect to Common Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, or upon the exercise, conversion or exchange of securities, notes or debentures issued by NWBio, and (b) may issue, in any other case, if deemed necessary or appropriate by NWBio's Board of Directors, Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Right Certificate shall be issued if, and to the extent that, NWBio shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to NWBio or to the Person to whom such Right Certificate would be issued and (ii) no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

24.  REDEMPTION AND TERMINATION.

     (a) NWBio's Board of Directors may, at its option, at any time prior to the earlier of (i) the Distribution Date and (ii) the Close of Business on the Expiration Date, order the redemption of all, but not fewer than all, the then-outstanding Rights at the Redemption Price (the date of such redemption being the "Redemption Date"), and NWBio, at its option, may pay the Redemption Price either in cash or Common Shares or other securities of NWBio deemed by NWBio's Board of Directors, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price.

     (b) Immediately upon the action of NWBio's Board of Directors ordering the redemption of the Rights in accordance with Section 24(a), and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of rights shall be to receive the Redemption Price. Within 10 Business Days after the action of NWBio's Board of Directors ordering the redemption of the Rights, NWBio shall give notice of such redemption to Rights Agent and the holders of the then-outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the transfer agent for the Common Shares. Each such notice or redemption will state the method by which payment of the Redemption Price will be made. The notice, if mailed in the manner provided in this Rights Agreement, shall be conclusively presumed to have been duly given, whether or not the holder of rights receives such notice. In any case, failure to give such notice by mail, or any defect in the notice, to any particular holder of Rights shall not affect the sufficiency of the notice to other holders of Rights.

25. PERIODIC REVIEW. It is understood that a special committee of the Board of Directors (the "Special Committee") shall review and evaluate this Rights Agreement in order to consider whether the maintenance of this Rights Agreement continues to be in the best interests of NWBio, its stockholders and any other relevant constituencies of NWBio, at least every three years, or sooner if any Person shall have made a proposal to NWBio, or taken any other action, that, if effective, could cause such Person to become an Acquiring Person hereunder, if a majority of the members of the Special Committee shall deem such review and evaluation appropriate after giving due regard to all relevant circumstances. Following such review, the Special Committee will communicate its conclusions to the full Board of Directors, including any recommendation in light thereof as to whether this Rights Agreement should be modified or the Rights should be redeemed. The Special Committee shall be appointed by the Board of Directors of NWBio and shall be comprised of Directors of NWBio, at least a majority of whom are not officers, employees or Affiliates of NWBio.

26. NOTICES. Notices or demands authorized by this Rights Agreement to be given or made by Rights Agent or by the holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) to or on NWBio shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with Rights Agent) as follows:

     Northwest Biotherapeutics, Inc.
     21720 - 23rd Drive SE, Suite 100
     Bothell, WA 98021
     Attention: President

Subject to the provisions of Section 22, notices or demands authorized by this Rights Agreement to be given or made by NWBio or by the holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) to or on Rights Agent shall be sufficiently given or made if in writing and sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with NWBio) as follows:

     Mellon Investor Services LLC
     520 Pike Street, Suite 1220
     Seattle, WA 98101
     Attention: Relationship Manager

Notices or demands authorized by this Rights Agreement to be given or made by NWBio or Rights Agent to any holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) shall be sufficiently given or made if in writing and sent by first-class mail, postage prepaid, addressed to such holder's address as shown on the registry books of Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent of the Common Shares.

27. SUPPLEMENTS AND AMENDMENTS. At any time prior to the Distribution Date and subject to the last sentence of this Section 27, NWBio may, and Rights Agent shall if NWBio so directs, supplement or amend any provision of this Rights Agreement (including, without limitation, the date on which the Distribution Date shall occur, the time during which the Rights may be redeemed pursuant to
Section 24) without the approval of any holder of the Rights. From and after the Distribution Date and subject to applicable law, NWBio may, and Rights Agent shall if NWBio so directs, amend this Rights Agreement without the approval of any holder of Right Certificates to (a) cure any ambiguity or correct or supplement any provision contained in this Rights Agreement that may be defective or inconsistent with any other provision of this Rights Agreement, (b) shorten or lengthen any time period, or (c) make any other provisions in regard to matters or questions arising under this Rights Agreement that NWBio may deem necessary or desirable and that shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Any supplement or amendment adopted during any period after any Person has become an Acquiring Person but prior to the Distribution Date shall be null and void unless such supplement or amendment could have been adopted under the prior sentence from and after the Distribution Date. Upon the delivery of a certificate from an appropriate officer of NWBio and, if requested by Rights Agent, an opinion of counsel, that states that the proposed supplement or amendment complies with this Section 27, Rights Agent shall execute such supplement or amendment, provided, however, Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent's own rights, duties, obligations or immunities under this Rights Agreement. Notwithstanding anything contained in this Rights Agreement to the contrary, any time after the time a Person becomes an Acquiring person, (x) this Agreement may be supplemented or amended only if the Board of Directors determines that such supplement or amendment is, in their judgment, in the best interests of NWBio and its stockholders, and (y) no supplement or amendment shall be made that decreases the Redemption Price, shortens the Expiration Date, increases the initial Purchase Price or decreases the number of shares of Common Stock for which a Right is initially exercisable. Prior to the Distribution Date, the interests of the holders of rights shall be deemed coincident with the interests of the holders of Common Stock. In addition, notwithstanding anything to the contrary contained in this Rights Agreement, no supplement or amendment to this Rights Agreement shall be made that (x) reduces the Redemption Price (except as required by Section 12(a)), (y) provides for an earlier Expiration Date, or (z) changes the last two sentences in the definition of Acquiring Person contained in Section 1.

28. SUCCESSORS. All the covenants and provisions of this Rights Agreement by or for the benefit of NWBio or Rights Agent shall bind and inure to the benefit of their respective successors and assigns under this Rights Agreement.

29. BENEFITS OF THIS RIGHTS AGREEMENT; DETERMINATIONS AND ACTIONS BY THE COMPANY'S BOARD OF DIRECTORS.

     (a) Nothing in this Rights Agreement shall be construed to give any Person other than NWBio, Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Common Shares) any legal or equitable right, remedy or claim under this Rights Agreement; provided, however, that this Rights Agreement shall be for the sole and exclusive benefit of NWBio, Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Common Shares).

     (b) Except as explicitly otherwise provided in this Rights Agreement, NWBio's Board of Directors shall have the exclusive power and authority to administer this Rights Agreement and to exercise all rights and powers specifically granted to NWBio's Board of Directors or to NWBio, or as may be necessary or advisable in the administration of this Rights Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Rights Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Rights Agreement (including, without limitation, a determination to redeem or not redeem the Rights or to amend this Rights Agreement and a determination of whether there is an Acquiring Person). The Rights Agent is entitled always to assume the NWBio's Board of Directors acted in good faith and shall be fully protected and incur no liability in reliance thereon.

30. SEVERABILITY; CONFLICT WITH OTHER AGREEMENTS. If any term, provision, covenant or other restriction of this Rights Agreement, including without limitation the provisions of Section 24(a), is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

31. GOVERNING LAW. This Rights Agreement and each Right Certificate issued under this Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of Delaware applicable to a contract to be made and performed entirely within Delaware.

32. DESCRIPTIVE HEADINGS. Descriptive headings of the several sections in this Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Rights Agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Rights Agreement to be duly executed as of the day and year above first written.

MELLON INVESTOR SERVICES LLC, as               NORTHWEST BIOTHERAPEUTICS, INC.
Rights Agent


By: ______________________________            By: ______________________________
Its: _____________________________                Daniel O. Wilds, President and
                                                  CEO